Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
November 3, 2021	TRADED: Nasdaq

LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, November 3 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal first quarter ended September 30, 2021.
Summary
•Consolidated net sales increased 12.3% to a first quarter record $392.1 million. Retail segment net sales grew 15.6% to $223.9 million while Foodservice segment net sales advanced 8.1% to $168.2 million.
•Consolidated gross profit was nearly flat at $92.4 million compared to $92.7 million last year.
•Consolidated operating income declined $8.4 million to $40.5 million. Note that last year’s operating income was favorably impacted by a $5.7 million non-cash reduction in the fair value of the contingent consideration for Bantam Bagels.
•Net income was $1.11 per diluted share versus $1.35 per diluted share last year.
CEO David A. Ciesinski commented, “We were pleased to complete another quarter with record sales. The growth in Retail segment sales was led by our licensing program, most notably Chick-fil-A® sauces and Buffalo Wild Wings® sauces, and increased demand for our New York BRAND Bakery® frozen garlic bread. The 15.6% increase in Retail segment net sales reflects significant growth on top of the 16.6% increase we reported in last year’s first quarter. In the Foodservice segment, sales grew 8.1% driven by inflationary pricing and volume growth for our branded Foodservice products. As expected, we experienced significant cost inflation during the quarter that reduced our profit before our pricing initiatives took full effect.”
“As we continue to navigate through the impacts of the COVID-19 pandemic and the associated supply chain challenges, I am very thankful for the tremendous support and ongoing commitment of the entire Lancaster Colony team to service and grow our business. Our top priorities remain the health, safety and welfare of our employees and continuing to play our part in the country’s vital food supply chain.”
“Looking ahead to our fiscal second quarter, we expect our licensing program to remain an important source of growth for Retail segment sales while our Foodservice segment should continue to benefit from higher demand for our branded Foodservice products and growth from select quick-service restaurant and pizza chain customers in our mix of national chain restaurant accounts. We anticipate the inflationary environment to continue in the coming quarter, including higher commodity costs, particularly for soybean oil, along with increased costs for packaging, freight and labor. Inflationary pricing, including Retail segment pricing actions that took effect near the end of our fiscal first quarter combined with additional pricing in the Foodservice segment, will help to partially offset the input cost inflation. Our ongoing cost savings programs and other net price realization efforts will also serve to reduce the unfavorable impacts of inflation in the quarter.”
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First Quarter Results
Consolidated net sales increased 12.3% to a first quarter record $392.1 million. Excluding Omni Baking sales, which totaled $2.8 million last year, consolidated net sales increased 13.2%. The Omni Baking sales were attributed to a temporary supply agreement that was terminated effective October 31, 2020. Retail segment net sales grew 15.6% to $223.9 million, driven by Chick-fil-A® sauces and Buffalo Wild Wings® sauces, both of which are sold under exclusive licensing agreements. Frozen garlic bread was also a noted contributor to the increase in Retail net sales. In the Foodservice segment, net sales improved 8.1% driven by inflationary pricing and volume gains for our branded Foodservice products. Excluding all Omni Baking sales, Foodservice net sales increased 10.1%.
Consolidated gross profit was nearly flat at $92.4 million compared to $92.7 million last year as the sales growth, a more favorable sales mix and our ongoing cost savings programs were offset by higher commodity and packaging costs, incremental expenditures attributed to increased co-manufacturing costs, and increased freight and warehousing costs. We continue to monitor the protocols and guidelines provided by government health authorities and make the necessary investments to promote safe operations at all our plants and distribution centers.
SG&A expenses increased $3.7 million to $51.9 million including expenditures for Project Ascent, our ERP initiative, which totaled $9.4 million in the current-year quarter versus $8.3 million last year. SG&A expenses were also impacted by increased investments in personnel and business initiatives to support continued growth.
The change in contingent consideration in the prior-year quarter included the favorable impact of a $5.7 million non-cash reduction to the fair value of the contingent consideration for Bantam Bagels attributed to the effect of a SKU rationalization by a Foodservice customer. The associated loss of future sales to that customer also resulted in an impairment charge in the prior-year quarter of $1.2 million for certain intangible assets related to the Bantam Bagels business. Both of these items were reflected in the Foodservice segment results.
Consolidated operating income declined $8.4 million to $40.5 million as influenced by the factors referenced above including higher commodity and packaging costs, increased co-manufacturing costs, higher freight and warehousing costs, investments in personnel and business initiatives to support continued growth, and increased expenditures for Project Ascent. These unfavorable factors were partially offset by the benefit of the increased sales and our cost savings programs. The decrease in operating income also reflects the $5.7 million benefit to the prior-year quarter’s operating income for the non-cash reduction to the fair value of the contingent consideration for Bantam Bagels partially offset by the $1.2 million impairment charge.
Net income declined $6.4 million to $30.7 million, or $1.11 per diluted share, versus $37.1 million, or $1.35 per diluted share, last year. Expenditures for Project Ascent reduced net income by $7.2 million, or $0.26 per diluted share, in the current-year quarter compared to $6.3 million, or $0.23 per diluted share, in the prior-year quarter. In addition, the favorable impact of the prior-year quarter’s adjustment to the contingent consideration for Bantam Bagels increased net income by $4.3 million, or $0.16 per diluted share, while the impairment charge reduced net income by $0.9 million, or $0.03 per diluted share.
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Conference Call on the Web
    The company’s first quarter conference call is scheduled for this morning, November 3, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, operations, and production processes resulting from COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•fluctuations in the cost and availability of ingredients and packaging;
•inflationary pressures resulting in higher input costs;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•adequate supply of labor for our manufacturing facilities;
•efficiencies in plant operations;
•the reaction of customers or consumers to price increases we may implement;
•cyber-security incidents, information technology disruptions, and data breaches;
•complexities related to the design and implementation of our new enterprise resource planning system;
•stability of labor relations;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•the ability to successfully grow recently acquired businesses;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;

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•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended September 30,
	2021	2020
Net sales	$392,056	$349,237
Cost of sales	299,689	256,583
Gross profit	92,367	92,654
Selling, general & administrative expenses	51,856	48,198
Change in contingent consideration	—	(5,687)
Impairment charges	—	1,195
Operating income	40,511	48,948
Other, net	20	4
Income before income taxes	40,531	48,952
Taxes based on income	9,876	11,873
Net income	$30,655	$37,079

Net income per common share: (a)
Basic and diluted	$1.11	$1.35

Cash dividends per common share	$0.75	$0.70

Weighted average common shares outstanding:
Basic	27,459	27,461
Diluted	27,515	27,495

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2021	2020
NET SALES
Retail	$223,889	$193,725
Foodservice	168,167	155,512
Total Net Sales	$392,056	$349,237

OPERATING INCOME
Retail	$48,178	$42,658
Foodservice	15,825	27,421
Corporate Expenses	(23,492)	(21,131)
Total Operating Income	$40,511	$48,948

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2021	June 30, 2021
ASSETS
Current assets:
Cash and equivalents	$130,089	$188,055
Receivables	108,365	97,897
Inventories	158,369	121,875
Other current assets	13,033	15,654
Total current assets	409,856	423,481
Net property, plant and equipment	392,036	364,622
Other assets	313,244	313,182
Total assets	$1,115,136	$1,101,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$127,753	$110,338
Accrued liabilities	52,034	63,585
Total current liabilities	179,787	173,923
Noncurrent liabilities and deferred income taxes	85,294	84,215
Shareholders’ equity	850,055	843,147
Total liabilities and shareholders’ equity	$1,115,136	$1,101,285
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